For Period Ending:  02/28/2018
File Number:  811-07572

7C (cont). List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number
1. Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filling and in all subsequent filings on this form. This information is required each time the form is filed. Additional financial information for each of the below series is available in the 02/28/2018 shareholder Report.

Series Number		Series Name
	Is this the last filing for series?
111.		DYNAMIC FLOATING RATE HIGH INCOME FUND
		NO
112.		REAL ESTATE ALLOCATION FUND
		NO
113.		REAL ESTATE DEBT INCOME FUND
		NO
114.		ORIGIN EMERGING MARKETS FUND
		NO
116.		SYSTEMATEX INTERNATIONAL FUND
		NO
117.		SYSTEMATEX LARGE VALUE FUND
		NO
118.		EDGE MIDCAP FUND
		NO
119.		MULTI-MANAGER EQUITY LONG/SHORT FUND
		NO